Exhibit 99.1

IO Biotech Strengthens Executive Management and US Presence with Appointment of Qasim Ahmad, MD, as Chief Medical Officer

•	Eric Faulkner, currently Sr. Vice President, CMC, appointed as Chief Technical Officer

NEW YORK, July 18, 2023 (GLOBE NEWSWIRE) — IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® technology platform, today announced the appointment of Qasim Ahmad, MD, as Chief Medical Officer. Dr. Ahmad joins IO Biotech from Novartis, where he most recently served as Senior Vice President, US Head of Clinical Development & Medical Affairs, for the Novartis Oncology business unit. A trained internist and clinical oncologist, he brings over two decades of successful strategic clinical development, medical affairs, and marketing authorization expertise to IO Biotech at a critical time in the company’s growth. Dr. Ahmad will be based in the United States, report to IO Biotech’s CEO, Mai-Britt Zocca, PhD, and be a member of the company’s executive team, effective immediately.

“It is with great pleasure that I welcome Qasim to IO Biotech,” said Dr. Zocca. “As our company continues to grow and prepare for the next stage in our evolution, it is critical that we have strategically relevant expertise to direct our BLA filing, clinical development, medical affairs, and commercial readiness activities. Qasim’s experience in both oncology clinical development and medical affairs for clinical stage and marketed medicines will add significant value to IO Biotech.”

The company also announced today the promotion of Eric Faulkner to Chief Technical Officer. Mr. Faulkner joined IO Biotech in mid-2022 as Sr. Vice President of CMC and has spent the past year preparing the company’s supply chain for commercial readiness. As Chief Technical Officer, Mr. Faulkner will have responsibility for both the CMC and Quality functions at IO Biotech, continue to report to Dr. Zocca, and be a member of the company’s executive team.

Dr. Zocca continued, “I would also like to take this opportunity to congratulate Eric on his achievements while at IO Biotech. As a result of his planning and execution, I am confident that we have everything in place to ensure both BLA and commercial readiness from a CMC and quality perspective. His promotion to Chief Technical Officer is well deserved.”

Additionally, Eva Ehrnrooth will be moving to an advisory role with IO Biotech. Dr. Ehrnrooth has been with IO Biotech for 6 years, most recently as Chief Medical Officer. In this new role, Dr. Ehrnrooth will support the transition to the company’s new CMO as well as the preparation of the company’s potential Biologics License Application in the US.

“Finally, I would like to thank Eva for her significant contributions to IO Biotech during her tenure. Over the past 6 years, IO Biotech has grown from a 10-person organization to a publicly traded, international company with a pipeline of clinical programs and more than 60 full-time colleagues. Eva’s contributions to our development over this time are too many to mention, but I know that IO Biotech would not be where we are today without her hard work and thoughtful insights. I look forward to her continued contributions in her new role.”

Inducement Equity Awards

In connection with Dr. Ahmad’s acceptance of employment with the company, Dr. Ahmad was, as of the close of business on July 17, 2023, granted a non-statutory option to purchase 288,153 shares of the company’s common stock. One other employee was also, on that date, granted a non-statutory option to purchase 60,000 shares of the company’s common stock. The options are scheduled to vest over four years, with 25 percent of the shares vesting on the first anniversary of each employees’ new hire date and the remainder vesting in equal monthly installments over the following three years. The options have an exercise price per share equal to the closing price of the company’s common stock on the grant date, have ten-year terms, were granted outside of, but be governed in a manner consistent with, the IO Biotech, Inc. 2021 Equity and Incentive Plan, and are subject to the terms and conditions of stock option agreements covering the grants. The stock options were granted as inducements material to the employees entering into employment with the company in accordance with Nasdaq Listing Rule 5635(c)(4).

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® vaccine platform. The T-win platform is a novel approach to cancer vaccines designed to activate T cells to target the most important immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing in clinical studies its lead cancer vaccine candidate, IO102-IO103, targeting IDO and PD-L1, and through preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding future clinical trials and results, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

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